Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL CORPORATION ANNOUNCES

APPOINTMENTS OF TWO SENIOR FINANCE LEADERS

—Max O. Valdes Named Chief Financial Officer and

Mark E. Seaton Named Senior Vice President, Finance—

SANTA ANA, Calif., Aug. 27, 2010 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services for real estate transactions, today announced the appointments of Max O. Valdes as chief financial officer and Mark E. Seaton as senior vice president, finance.

“Max and Mark have been key contributors to our successful initiatives to improve financial performance,” said Dennis J. Gilmore, chief executive officer for First American Financial Corporation. “Their expertise and extensive experience, both in the industry and in our company, will prove valuable as we continue our efforts to further create value for our shareholders.”

Valdes is a seasoned executive who has been with the company for more than 22 years. He brings extensive experience to his new position, having served as First American’s interim chief financial officer from January 2006 through March 2006 and from April 2008 to January 2009. After beginning his career with PriceWaterhouseCoopers, Valdes joined First American in 1988 and went on to serve in various management roles, including chief financial officer of the company’s primary underwriter, First American Title Insurance Company. He was named to his most recent position as senior vice president and chief accounting officer for the parent company in 2006. Valdes holds a bachelor’s degree in business administration from California State University, Fullerton.

Seaton, who joined First American in 2006, will lead the company’s treasury, finance, investment management and investor relations activities. Prior to joining First American, Seaton worked for BancBoston Capital, a private equity firm in Boston, and for Robertson Stephens, a San Francisco-based investment banking firm. Seaton holds a bachelor’s degree in economics from Stanford University and an M.B.A. from The Tuck School of Business at Dartmouth College.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American and its affiliated companies also provide title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $4 billion in 2009, the company offers its products and services directly and through its agents and partners in all 50

-more-

First American Financial Announces Appointments of Two Senior Finance Leaders

states and in more than 60 countries. More information about the company can be found at www.firstam.com.

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Media Contact:	Investor Contact:
Carrie Gaska	Craig Barberio
Media Relations Manager	Director of Investor Relations
First American Financial Corporation	First American Financial Corporation
(714) 250-3298	(714) 250-5214